SCHEDULE 14A
                                (Rule 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
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   / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Deflecta-Shield Corporation
   ----------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

   ______________________________________________________________________
                  (Name of Person(s) Filing Proxy Statement,
                        if other than the Registrant)

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

                                                            April 23, 1997




   Dear Stockholder:

         On behalf of Deflecta-Shield Corporation, I cordially invite you to attend the Annual Meeting of Stockholders on Thursday, May 22, 1997, at the Des Moines Marriott Hotel, 700 Grand Avenue, Des Moines, Iowa 50309, at 10:00 a.m.

         At the meeting, stockholders will vote on (i) the election of six persons to the Board of Directors; and (ii) approval of the appointment of Price Waterhouse LLP as Deflecta-Shield's independent accountants for 1997. Further information concerning the meeting and the nominees for director can be found in the accompanying Notice and Proxy Statement. In addition, there will be a report on the status of the Company's business and an opportunity for you to express your views on subjects related to the Company's business.

         The directors and officers of Deflecta-Shield hope that as many stockholders as possible will be present at the meeting. Because the vote of each stockholder is important, we ask that you sign and return the enclosed proxy card in the envelope provided, whether or not you now plan to attend the meeting. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

         We appreciate your cooperation and interest in Deflecta-Shield Corporation. To assist us in preparation for the meeting, please return the proxy card at your earliest convenience.

                                 Sincerely yours,



                                 RUSSELL E. STUBBINGS,
                                 President and Chief Executive Officer

                         DEFLECTA-SHIELD CORPORATION
                             1800 N. Ninth Street
                            Indianola, Iowa  50125


                                                            April 23, 1997

   To the Holders of Common Stock
     of Deflecta-Shield Corporation


                           NOTICE OF ANNUAL MEETING

         The Annual Meeting of stockholders of Deflecta-Shield Corporation will be held at the Des Moines Marriott Hotel, 700 Grand Avenue, Des Moines, Iowa 50309, on Thursday, May 22, 1997, at 10:00 A.M., for the following purposes:

   1. to elect six directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected and appointed;

   2. to approve the appointment of Price Waterhouse LLP as independent accountants for 1997; and

   3. to transact such other business as may properly come before the meeting or any adjournment thereof.

         Stockholders of record at the close of business on March 25, 1997, are entitled to vote at the meeting and any adjournment thereof.

         A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1996 is enclosed.

         This notice and the accompanying proxy material are sent to you by order of the Board of Directors.

                                       Ronald C. Fox,
                                       Secretary



   You are requested to fill in, sign, date and return the proxy submitted herewith in the return envelope provided for your use. The giving of such proxy will not affect your right to revoke such proxy or to vote in person should you later decide to attend the meeting.

                         DEFLECTA-SHIELD CORPORATION
                             1800 N. Ninth Street
                            Indianola, Iowa 50125

                               PROXY STATEMENT
                                     For
                        ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held on May 22, 1997

         This Proxy Statement, dated April 23, 1997, is furnished in connection with the solicitation by the Board of Directors of Deflecta-Shield Corporation ("Deflecta-Shield" or the "Company") of proxies to be voted at the Annual Meeting of Deflecta-Shield stockholders on May 22, 1997, and any adjournment thereof. It is currently anticipated that definitive copies of this Proxy Statement and the accompanying Proxy and the Annual Report to Stockholders will be mailed to stockholders on or about April 23, 1997.

         Stockholders of record at the close of business on March 25, 1997, are entitled to receive notice of the meeting and to vote the shares held on that date. The number of voting securities of Deflecta-Shield outstanding on March 25, 1997 was 4,800,000 shares of Common Stock, $0.01 par value ("Common Stock"). Each share of Common Stock is entitled to one vote.


                            ELECTION OF DIRECTORS

         Pursuant to the General Corporation Law of the State of Delaware, as implemented by Deflecta-Shield's Certificate of Incorporation and By-laws, all corporate powers are exercised by and under the direction of the Board of Directors (the "Board"), and the Company's business, property and affairs are managed by and under the direction of the Board.

         The following persons have been nominated for election as directors of the Company: William V. Glastris, Jr., Ronald C. Katz, Mark C. Mamolen, Douglas T. Mergenthaler, Charles S. Meyer, and Russell
   E. Stubbings, all of whom are now in office and nominees for re-election. The Board recommends a vote for the election of each of such persons. If elected, directors will serve until the next Annual Meeting and until their respective successors shall have been elected and qualified. At his recent request, Leon E. Vinyard, a current director of the Company, has not been nominated for re-election. Due to the lack of advance notice of this request, the Board has not yet found a suitable nominee to serve to fill the vacancy which will be created by the expiration of Mr. Vinyard's term. Therefore, the number of members constituting the entire board of directors has been reduced to six, effective at the Annual Meeting on May 22. The Board intends to increase the number to seven and fill the vacancy created thereby upon finding a suitable nominee.

         The persons named as proxies intend to vote all shares for which they receive proxies for the election of those of the nominees identified above who are so designated and available at the time of the election, unless such authority is withheld by the stockholders giving the proxy with respect to one or more of such nominees, in which case the shares will not be voted for the election of any directors as to whom such authority is withheld. If any nominee becomes unavailable for election for any reason, which is not presently anticipated, the shares represented by the proxies will be voted for any substitute nominee nominated by the Board or the number of directors will be reduced accordingly. The persons named as proxies are not permitted to vote for a greater number of persons than the six persons named as nominees herein.

    Information with respect to ages of the directors is as of March 25, 1997 and information as to their ownership of shares of Deflecta-Shield Common Stock as of that date is provided under the caption "OWNERSHIP OF COMMON STOCK".

         The Board of Directors recommends a vote FOR each of the nominees listed below.

         William V. Glastris, Jr., age 36, has been a director of Deflecta-Shield Corporation since its inception in October 1993 and was a director of DFM Corp., a wholly-owned subsidiary of the Company, from June 1990 until May 1996. Mr. Glastris has been a principal of Kenter Glastris & Company, a private investment firm, since July, 1996. Mr. Glastris has been a private investor for more than five years and served as an officer and director of LaSalle Capital Group, Inc., a private investment firm, from February 1990 to July 1996. Mr. Glastris is a director and treasurer of Copperfield Chimney Supply, Inc., co-chairman and a director of Equestrian Products Corporation and a director of the corporate managing general partners of GolfMark, L.P. and Elm Packaging Company, L.P.

         Ronald C. Katz, age 61, has been a director of Deflecta-Shield Corporation since October 26, 1994. Throughout the past five years, Mr. Katz has been Chairman and Chief Executive Officer of Elkay Manufacturing Company, a plumbing products and kitchen cabinet manufacturer.

         Mark C. Mamolen, age 51, has been a director of Deflecta-Shield Corporation since its inception in October 1993 and was a director of DFM Corp. from June 1990 until May 1996. Mr. Mamolen was a director and Vice President of CSM-Belmor, Inc. ("CSM"), the managing general partner of Belmor Manufacturing Limited Partnership, the predecessor to the Company (the "Predecessor Partnership"), and a director, President and the sole stockholder of MCM Holdings, Inc. ("MCM"), the associate general partner of the Predecessor Partnership from March 1988 until the merger of CSM and MCM with and into the Company in January 1994. Mr. Mamolen founded Carl Street Partners, a private investment firm, in 1987 and has served as the managing general partner of Carl Street Partners since that time. Mr. Mamolen is a stockholder of several privately-held corporations.

         Douglas T. Mergenthaler, age 48, has been a director of Deflecta-Shield Corporation since August 23, 1994. Mr. Mergenthaler has been Chief Executive Officer of Ashton Corporation, a holding company, since 1988, Chief Executive Officer of Kwikee Products Company, Inc., a transportation accessory manufacturing company, since 1984, and Chief Executive Officer of Davidson Plastic Corporation since 1993. Since 1991, Mr. Mergenthaler has been a director and a member of the Executive Committee of the Specialty Equipment Manufacturers Association ("SEMA"). SEMA is the primary trade association of the automotive aftermarket industry. From 1989 to 1994, Mr. Mergenthaler was Chief Executive Officer of Trailmaster Products, Inc. and between 1986 and 1994 he was a director of Summit Savings Bank Corp.

         Charles S. Meyer, age 45, has been a director of Deflecta-Shield Corporation since its inception in October 1993, and was Chairman of the Board of DFM Corp. from June 1990 until May 1996. He served as a director, President and sole stockholder of CSM from March 1988 until the merger of CSM with and into the Company in January 1994. Mr. Meyer founded LaSalle Capital Group, Inc., a private investment firm, in 1984 and serves as Chairman of LaSalle Capital Group, Inc. Mr. Meyer is also a director and stockholder of numerous privately-held corporations.

         Russell E. Stubbings, age 57, has been a director of Deflecta-Shield Corporation since November 1, 1995. Mr. Stubbings has been President of Deflecta-Shield Corporation since September 6, 1995 and was appointed Chief Executive Officer of the Company on March 11, 1996. Prior thereto, he was employed by Lund International Holdings, Inc. from November 1991 to August 1995 where he served as Vice President of Sales and Marketing and additionally was promoted to Chief Operating Officer in February 1993. Mr. Stubbings served in a number of senior management positions of increasing responsibility with Fey Automotive Products, a division of Standum Inc., from September 1989 to November 1991. Mr. Stubbings currently serves on the Board of Directors of SEMA.

   Meetings of the Board of Directors

         The Board of Directors of the Company holds regular meetings at a minimum of once each fiscal quarter. The Board held five regular meetings and no special meetings in 1996. Each of the directors, other than Mr. Vinyard, the only current director who is not standing for nomination or re-election to the Board, attended 75% or more of the aggregate number of meetings held during 1996 of the Board and the committees of which such Director was a member.

   Committees of the Board

         The Board of Directors of the Company currently has an Audit Committee and a Compensation Committee. The Company does not currently have a nominating committee.

         Audit Committee. The Audit Committee of the Company consists of Messrs. Mamolen, Vinyard and Mergenthaler. The Audit Committee met one time in 1996 and all of the members attended the meeting. The primary functions of the Audit Committee are to recommend independent public accountants to the Board, to review the scope of the independent public accountants' audit, to review the fees for audit and non-audit services by the independent public accountants and to consider the results of the independent public accountants' review of the internal accounting controls and other matters resulting from the audit.

         Compensation Committee. The Compensation Committee of the Company consists of Messrs. Mamolen, Meyer and Vinyard. The Compensation Committee met one time in 1996 and all of the members attended the meeting. The function of the Compensation Committee is to review and make recommendations upon proposals by management as to compensation, bonuses, officers' severance arrangements and other benefits and policies with respect to such matters for the officers and employees of the Company and its affiliates.

   Director Compensation Arrangements

         Independent directors of the Company receive an annual retainer of $10,000, paid quarterly. All directors are reimbursed for out-of-pocket expenses related to the Company's business. In addition, at the discretion of the Board, directors may be granted options to purchase shares of Common Stock of the Company.


                            EXECUTIVE COMPENSATION

   Compensation Committee Report on Executive Compensation

         Compensation Philosophy. The Compensation Committee ("Committee") is composed of independent, non-employee directors. The Committee reviews and makes recommendations to the Board upon proposals by management as to compensation, bonuses, officers' severance arrangements and other benefits and policies with respect to such matters for the officers and employees of the Company and its subsidiaries. Effective November 13, 1996, the entire Board, including the members of the Committee, administers the Company's stock plans. Two members of the Committee served on the committee administering the employee stock plan prior to that date.

         The Committee and the Board believe that the compensation of the Chief Executive Officer and other officers of the Company should be aligned with the performance of the Company and the creation of value for its stockholders. The Committee and the Board also believe that the Company must provide competitive levels of compensation to its officers in order to attract individuals of the highest caliber.

         To align pay with performance, a significant portion of the officers' compensation is in the form of bonuses contingent upon the Company's financial performance. Stock options are used to provide a link to the market value of the Company's Common Stock and are used to a greater extent with respect to the compensation of senior members of management. In determining bonuses within its discretion, the Board and the Committee will consider the overall operating performance of the Company, the overall individual performance of the executive officers in executing the Company's business plan and the overall responsibilities of the executive officers.

         Base Salaries. Officers' base salaries are reviewed annually by the Committee. The Committee evaluates management's recommendations based upon the results achieved by each officer relative to the officer's assigned responsibilities as well as competitive salary practices of other similar employers. The Committee does not obtain formal salary surveys and the employers considered similar for this purpose are companies included in the Peer Group used for the performance graph that have similar levels of total sales and are more directly competitive with the Company.

         Mr. Stubbings' base salary was set at $160,000 per annum, at the time he became an employee of the Company in 1995 and recently increased to $168,000 for fiscal 1997.

         Bonus Program. Executives whom the Board has determined have had a significant impact on the Company's financial results through their positions and performance are eligible to participate in the Company's Bonus Program. The Bonus Program for 1996 was comprised of bonuses based on two components: (i) achievement of a targeted level of net income per share established by the Board and (ii) performance of that portion of the Company's business with respect to which the applicable employee had management responsibility or in which he or she was employed.

         For 1996, Mr. Stubbings received a bonus of $120,000. The Committee determined to award Mr. Stubbings with a bonus based upon Mr. Stubbing's performance as CEO for the year and the Company's favorable financial performance for the year, which was evidenced by, among other things, a substantial increase in net income and earnings per share over the previous year. Other executive officers received bonuses for 1996 as follows: Richard D. Minehart, $55,160; John A. Daniels, $40,000; Lowell A. Swarthout, $27,000. These bonuses reflected the substantial improvement in the Company's results in 1996 compared to 1995 when the only bonus paid to an executive officer was a bonus of $35,000 paid to Mr. Daniels, in keeping with the Committee's view that the bonuses should be paid for success and creation of value for shareholders and should only be granted for superior performance. The Committee considered the contribution of each executive officer toward achieving the Company's prior year and long-term strategic objectives and in this connection the Chief Executive Officer made recommendations regarding the components of each executive officer's compensation package except his own.

         In its considerations the Committee did not assign quantitative relative weights to different factors or follow mathematical formulae. Rather the Committee exercised its discretion and made a judgment after considering the facts it deemed relevant. The Committee's decisions were designed to: (a) align the interests of executive officers with the interest of the Company's stockholders by providing awards based on performance; and (b) allow the Company to compete for and retain executive officers critical to its success by providing an opportunity for compensation that is comparable to levels offered by other companies in its markets.

         Section 162(m) of the Internal Revenue Code generally denies a deduction to any publicly held corporation for compensation paid to a "covered employee" in a taxable year to the extent that the employee's compensation (other than qualified performance-based compensation) exceeds $1 million. In December 1995, the Internal Revenue Service published regulations governing the $1 million deductibility cap.
   Pursuant to those regulations, the Company's "covered employees" will be those who, at the end of the year, are the chief executive officer and the four other highest compensated executive officers of the Company as determined under the Rules of the Securities and Exchange Commission governing executive compensation disclosure. The Board has determined that administration of the stock plans by the entire board is advisable because, under the recent changes to Rule 16b-3 members of the Committee would not meet the definition of a "non-employee director" for purposes of exemptions from recapture of short-swing profits under Section 16(b) with respect to grants of options thereunder for any year in which a Committee member received fees or other compensation in excess of $60,000. However, compensation represented by the spread between fair market value and the exercise price at the date of exercise of non-qualified share options will not be performance-based compensation for purposes of Section 162(m) so long as the entire Board administers the stock plans and any of the Directors is not an "outside director" as described in Section 162(m) and the regulations promulgated thereunder.

         It is the Committee's policy to consider deductibility under
   Section 162(m) in determining compensation arrangements for the Company's "covered employees," and the Committee intends to optimize the deductibility of compensation to the extent deductibility is consistent with the objectives of the executive compensation program. The Committee, however, intends to weigh the benefits of full deductibility with the objectives of the executive compensation plan and, if the Committee believes to do so is in the best interest of the Company and its stockholders, will make compensation arrangements which may not be fully deductible under Section 162(m). The Board will also consider deductibility as well as compensation objectives in administering the stock plans and this may result in the grant of incentive stock options, which may not result in tax deductible compensation, rather than non-qualified stock options, which may result in tax deductible compensation.

         Stock Plans. Beginning in fiscal 1994, long-term incentives have been provided through the grants of stock options or awards of restricted stock under the 1993 Stock Plan, and, since last year the 1996 Stock Plan. Options to purchase substantially all of the shares available under the 1993 Stock Plan have been granted. The Committee believes that equity ownership provides significant motivation to executives to maximize value for the Company's shareholders. The 1996 Stock Plan provides that stock options will be granted at no less than the prevailing market price and, therefore, will only have value if the Company's stock price increases after the grant. The Committee believes that stock options and stock awards provide a direct link between compensation and shareholder return, measured by the same index used by shareholders to measure Company performance. The terms of options granted as well as the terms of any restrictions on stock awarded will be determined at the time of the grant or award by the Committee established under the 1996 Stock Plan.

         During 1996, options to purchase 160,000 shares of Common Stock were granted to executive officers of the Company and options to purchase 10,000 shares of Common Stock were granted to other employees.

                                       COMPENSATION COMMITTEE

                                       Mark C. Mamolen
                                       Charles S. Meyer
                                       Leon E. Vinyard

                                       BOARD OF DIRECTORS (solely with
                                       respect to the Stock Plans)

                                       William V. Glastris, Jr.
                                       Ronald C. Katz
                                       Mark C. Mamolen
                                       Douglas T. Mergenthaler
                                       Charles S. Meyer
                                       Russell E. Stubbings
                                       Leon E. Vinyard



   Summary of Executive Compensation

         The following table sets forth information concerning compensation paid by the Company and its predecessor, subsidiaries and affiliates to (i) the Company's chief executive officer (the "CEO") and
   (ii) the Company's three most highly compensated executive officers other than the CEO who were the only other executive officers whose total annual salary and bonus for the fiscal year ended on December 31, 1996 exceeded $100,000 (collectively, the "Named Executive Officers") for services in all capacities during the years ended December 31, 1996, 1995 and 1994.

                          SUMMARY COMPENSATION TABLE

    Name and                                    Annual Compensation
    Principal Position            Year       Salary($)        Bonus($)
    ------------------            ----       ---------        --------

    Russell E. Stubbings(1)       1996        $160,000        $120,000
     President                    1995          49,231               0

    Richard D. Minehart(4)        1996         110,385          55,160
     Vice President,
     Operations and
     Chief Operating Officer

    John A. Daniels               1996         110,000          40,000
     Vice President,              1995          99,603          35,000
     Heavy Truck                  1994          82,452          35,000
     Operations

    Lowell A. Swarthout(6)        1996          90,000          27,000
     Vice President,              1995          89,855               0
     Secretary and                1994          82,452          35,000
     Treasurer

                                              Long Term
                                            Compensation
                                            ------------

                                             Securities
                                             Underlying       All Other
    Name and                                   Options       Compensation
    Principal Position             Year          (#)              ($)
    ------------------             ----      ----------      ------------

    Russell E. Stubbings(1)        1996          50,000          46,733(23)
     President                     1995          50,000           1,267(3)

    Richard D. Minehart(4)         1996          50,000            ---
     Vice President,
     Operations and
     Chief Operating
     Officer

    John A. Daniels                1996             ---           6,354(5)
     Vice President,               1995             ---           9,170(5)
     Heavy Truck                   1994          30,000          12,423(5)
     Operations

    Lowell A. Swarthout(6)         1996             ---           3,950(5)
     Vice President,               1995             ---           8,681(5)
     Secretary and                 1994             ---          12,615(5)
     Treasurer


   (1)   Mr. Stubbings joined the Company on September 6, 1995.

   (2) The Company reimbursed Mr. Stubbings $4,600 in taxes paid by Mr. Stubbings with respect to moving expenses of $35,279 which the Company paid to Mr. Stubbings. The Company also paid $2,610 for the life insurance premium on Mr. Stubbings. The Company contributed $4,244 to Mr. Stubbings' retirement plan.

   (3)   The Company paid $1,267 for the life insurance premium on Mr.
         Stubbings.

   (4)   Mr. Minehart joined the Company on March 11, 1996.

   (5) The Company contributed to the retirement plans of Messrs. Daniels and Swarthout in 1996, 1995 and 1994, respectively.

   (6) Mr. Swarthout resigned from all his positions with the Company on April 7, 1997.


   Option Grants and Exercises

         The following tables set forth summaries of the terms of stock options granted to Mr. Stubbings and Mr. Minehart during the Company's 1996 fiscal year and the value of unexercised options held by Messrs. Stubbings, Minehart, Daniels and Swarthout as of December 31, 1996. No other Named Executive Officer received options during the 1996 fiscal year. None of the Named Executive Officers exercised any stock options during the 1996 fiscal year. No stock appreciation rights were granted to or exercised by any of the Named Executive Officers during the 1996 fiscal year.

                      Option Grants In Last Fiscal Year


                                    Individual Grants
                  ------------------------------------------------------
                                 Percentage
                     No. of       of Total
                   Securities      Options
                   Underlying    Granted to      Exercise
                    Options     Employees in     or Base
                    Granted        Fiscal         Price       Expiration
    Name              (#)           Year          ($/Sh)         Date
    ----           ----------   ------------     --------     ----------

    Russell E.       50,000         29.4%          $4.50        3/10/06
    Stubbings

    Richard D.       50,000         29.4%          $4.50        3/10/06
    Minehart



                            Potential Realizable Value of
                            Assumed Annual Rates of Stock
                         Price Appreciation for Option Term
                         ----------------------------------
    Name                    5%($)                  10%($)
    ----                   --------               --------
    Russell E.             $141,501               $358,592
    Stubbings

    Richard D.             $141,501               $358,592
    Minehart




               Aggregated Option Exercises in Last Fiscal Year
                    and Fiscal Year End Option Values


                                    Number of Securities
                                   Underlying Unexercised
                                    Options at FY-End(#)
                              --------------------------------
    Name                      Exercisable        Unexercisable
    ----                      -----------        -------------
    Russell E. Stubbings          16,667             83,333

    Richard D. Minehart           12,500             37,500

    John A. Daniels               20,000             10,000

    Lowell A. Swarthout              -                   -


                                    Value of Unexercised
                                  In-the-Money Options at
                                          FY-End
                               -------------------------------
    Name                       Exercisable       Unexercisable
    ----                       -----------       -------------

    Russell E. Stubbings         $14,584           $235,416

    Richard D. Minehart          $51,563           $154,688

    John A. Daniels                  -                  -

    Lowell A. Swarthout              -                  -


   Compensation Committee Interlocks and Insider Participation

         As noted above, the current members of the Compensation Committee are Messrs. Mamolen, Meyer and Vinyard, none of whom is or has been an executive officer or employee of the Company or its subsidiaries.

         Messrs. Mamolen and Meyer and certain other persons are parties to a registration rights agreement with the Company pursuant to which the Company has agreed to register their shares of Common Stock under the Securities Act of 1933 and state securities laws. See "Other Transactions and Certain Relationships--Registration Rights Agreement".

   Employment and Severance Agreements

         Employment Agreements. In connection with the commencement of his service as President of the Company, Mr. Stubbings and the Company entered into an Employment Agreement dated as of September 1, 1995 (the "Stubbings Employment Agreement"), with a term of three years. The Stubbings Employment Agreement provides that Mr. Stubbings will serve as President of the Company and will report to the Board of the Company. The Stubbings Employment Agreement provides for (i) base salary at an initial rate of $160,000, with annual reviews at the discretion of the Board; (ii) bonus as determined in the discretion of the Board, with the financial performance of the Company to be a significant factor in the determination of such bonus; (iii) a grant of options to purchase 50,000 shares of Common Stock at an exercise price equal to the closing price of the Company's Common Stock on The Nasdaq Stock Market ("Nasdaq") on September 1, 1995; (iv) participation in the Company's employee benefit plans; (v) Company-paid life insurance with a death benefit in the amount of $500,000; (vi) reimbursement of relocation expenses; (vii) three weeks of paid vacation per year; and
   (viii) provision of a late-model vehicle. The Stubbings Employment Agreement also contains certain confidentiality and non-competition restrictions. The Stubbings Employment Agreement provides that upon the termination of Mr. Stubbings' employment, other than by reason of his voluntary resignation or termination for Just Cause (as defined in the Stubbings Employment Agreement), he will be paid severance pay equal to six months of his then-current base salary.

         In connection with the commencement of his service as Vice President of Operations and Chief Operating Officer of the Company, Mr. Minehart and the Company entered into an Employment Agreement dated as of February 7, 1996 (the "Minehart Employment Agreement"). The Minehart Employment Agreement provides that Mr. Minehart will serve as Vice President of Operations and Chief Operating Officer of the Company and will report to the President of the Company. The Minehart Employment Agreement provides for (i) base salary at an initial rate of $140,000, with annual reviews at the discretion of the President of the Company; (ii) bonus of 60% of base salary if the Company achieves a targeted goal (earnings per share of $1.00 for 1996), which bonus will be earned and funded on a prorated basis, plus a discretionary bonus as determined in the discretion of the Board if such target is met; (iii) a grant of options to purchase 50,000 shares of Common Stock at an exercise price equal to the closing price of the Company's Common Stock on Nasdaq on March 11, 1996; (iv) participation in the Company's employee benefit plans; (v) reimbursement of reasonable relocation expenses; (vi) three weeks of paid vacation per year; and (vii) provision of a late-model light truck. The Minehart Employment Agreement also contains certain confidentiality and non-competition restrictions. The Minehart Employment Agreement provides that upon the termination of Mr. Minehart's employment, other than by reason of his voluntary resignation or termination for Cause (as defined in the Minehart Employment Agreement), he will be paid severance pay equal to nine months of his then-current base salary. In addition, the Minehart

   Employment Agreement provides that in the event of the termination of his employment within two years of a "change of control" (as defined in the Minehart Employment Agreement) of the Company, Mr. Minehart will be paid a lump sum severance payment equal to one year of his then-current base salary.

         In connection with the commencement of his service as Vice President and General Manager of the Company's Autotron Division,
   Mr. James T. Jurinak and the Company entered into an Employment Letter Agreement dated October 14, 1996 (the "Jurinak Employment Agreement"). The Jurinak Employment Agreement provides that Mr. Jurinak will serve as Vice President and General Manager of the Company's Autotron Division and will report to the Chief Operating Officer of the Company. The Jurinak Employment Agreement provides for (i) base salary at an initial rate of $130,000, with annual reviews at the discretion of the President of the Company; (ii) bonus of 30% of base salary if the Company achieves its budgeted goals, plus a discretionary bonus as determined by the Board if DFM exceeds budgeted goals; (iii) a grant of options to purchase 40,000 shares of Common Stock at an exercise price equal to the closing price of the Company's Common Stock on Nasdaq on December 2, 1996; (iv) participation in the Company's employee benefit plans; (v) reimbursement of reasonable relocation expenses; (vi) three weeks of paid vacation per year; and (vii) provision of a late-model light truck or sport utility vehicle. The Jurinak Employment Agreement also contains certain confidentiality and non-competition restrictions. The Jurinak Employment Agreement provides that upon termination of Mr. Jurinak's employment with the Company, other than by reason of his voluntary resignation or termination for Cause (as defined in the Jurinak Employment Agreement), he will be paid severance pay equal to six months of his then-current base salary.

         In connection with the commencement of his service as Vice President and Chief Financial Officer of the Company, Mr. Ronald C. Fox and the Company entered into an Employment Letter Agreement dated October 28, 1996 (the "Fox Employment Agreement"), with a term of three years. The Fox Employment Agreement provides that Mr. Fox will serve as Vice President and Chief Financial Officer of the Company. The Fox Employment Agreement provides for (i) base salary at an initial rate of $110,000; (ii) bonus comparable to other senior level executives at the Company's corporate headquarters; (iii) a grant of options to purchase 20,000 shares of Common Stock at an exercise price equal to the closing price of the Company's Common Stock on Nasdaq on October 28, 1996; (iv) participation in the Company's employee benefit plans; (v) reimbursement of all cost of travel expenses from Colorado to Iowa;
   (vi) three weeks of paid vacation per year; and (vii) provision of a late-model light truck or sport utility vehicle. The Fox Employment Agreement also contains certain confidentiality and non-competition restrictions. The Fox Employment Agreement provides that upon termination of Mr. Fox's employment with the Company, other than by reason of his voluntary resignation or termination for Just Cause (as defined in the Fox Employment Agreement), he will be paid severance pay equal to six months of his then-current base salary. Mr. Fox is permitted to terminate the Fox Employment Agreement at his election and receive six months severance and group insurance in the event that an office move to Colorado is not made within eighteen months of his start date.

         Severance Agreements. In connection with the acquisition by the Predecessor Partnership of DFM Corp., each of Messrs. Swarthout and Daniels entered into a Severance Agreement (collectively, the "Severance Agreements") with DFM Corp. Under the Severance Agreements, in the event of termination of employment without Just Cause (as defined in such Severance Agreements), each of Messrs. Daniels and Swarthout will be entitled to receive severance compensation equal to one-half of their annual base compensation at the rate then paid. Such severance compensation is to be paid in 12 monthly installments.


   Performance Graph

         The graph below compares cumulative total return on investment (based on the change in year-end stock price from the prior year and assuming reinvestment of all dividends) assuming a $100 investment in the Common Stock of the Company, the Nasdaq Market Index and a peer group of companies consisting of 50 motor vehicle parts and accessories companies, including the Company (collectively, the "Peer Group") for the period commencing January 21, 1994 and ended December 31, 1996.
   The Peer Group consists of companies with the same Standard Industrial Classification Code as the Company. Total returns exclude trading commissions and taxes.


                    COMPARISON OF CUMULATIVE TOTAL RETURN













                                 Source:  Media General Financial Services


                                      January 21,       December 31,
                                          1994              1994
                                          ----              ----
   Deflecta-Shield Corporation            $100             $53.17
   Peer Group                             $100             $80.89
   Nasdaq Market Index                    $100             $97.24

                                      December 31,      December 31,
                                          1995              1996
                                          ----              ----

   Deflecta-Shield Corporation          $ 30.16            $54.76
   Peer Group                           $ 88.74           $109.49
   Nasdaq Market Index                  $126.13           $156.74



                          OWNERSHIP OF COMMON STOCK

         The following table sets forth the beneficial ownership, as of March 25, 1997, of the Company's Common Stock (i) by each person who is a director of the Company (none of whom, except the individuals listed, beneficially owns any Common Stock of the Company), (ii) by each of the Named Executive Officers (none of whom, except the individuals listed, beneficially owns any Common Stock of the Company), (iii) by each person who is known to be a beneficial owner of more than 5% of any class of the Company's equity securities and (iv) by all directors and executive officers of the Company as a group. A list of current executive officers of the Company is attached as Exhibit A hereto.

        5% Stockholders, Directors, Named         Beneficial Ownership
      Executive  Officers and all Directors       ---------------------
         and Executive Officers as Group          Shares        Percent
      -------------------------------------       ------        -------

    Mark C. Mamolen(1)  . . . . . . . . . . .     954,687        19.9%
    Charles S. Meyer(2) . . . . . . . . . . .     954,687        19.9
    William V. Glastris, Jr.  . . . . . . . .     120,625         2.5
    Douglas T. Mergenthaler(3)  . . . . . . .      93,000         1.9
    Russell E. Stubbings(4) . . . . . . . . .      16,667         0.3
    Ronald C. Katz(5) . . . . . . . . . . . .      14,000         0.3
    Leon E. Vinyard(6)  . . . . . . . . . . .       3,000         0.1
    Richard D. Minehart(7)  . . . . . . . . .      25,000         0.5
    John A. Daniels(8)  . . . . . . . . . . .      54,500         1.1
    James T. Jurinak  . . . . . . . . . . . .         200         0.0
    Lowell A. Swarthout . . . . . . . . . . .      47,000         1.0
    First Bank System, Inc.(9)  . . . . . . .     517,000        10.8
    Woodland Partners LLC(10) . . . . . . . .     510,400        10.6
    William Blair & Company, L.L.C (11).  . .     358,001         7.5
    Gregory J. Pacer(12)  . . . . . . . . . .     282,001         5.9

    All directors and executive officers
      as a group
      (12 persons)(13)  . . . . . . . . . . .   2,283,366        47.6%
   _______________

   (1)   Mr. Mamolen's business address is 155 W. Burton Place, Chicago,
         Illinois.

   (2) Mr. Meyer's business address is c/o LaSalle Capital Group, Inc., Three First National Plaza, Suite 5710, Chicago, Illinois.

   (3) Includes 93,000 shares of Common Stock which may be acquired by Mr. Mergenthaler pursuant to options exercisable on March 25, 1997.

   (4) Includes 16,667 shares of Common Stock which may be acquired by Mr. Stubbings pursuant to options exercisable on March 25, 1997.

   (5) Includes 3,000 shares of Common Stock which may be acquired by Mr. Katz pursuant to options exercisable on March 25, 1997.


   (6) Includes 3,000 shares of Common Stock which may be acquired by Mr. Vinyard pursuant to options exercisable on March 25, 1997.

   (7) Includes 25,000 shares of Common Stock which may be acquired by Mr. Minehart pursuant to options exercisable on March 25, 1997.

   (8) Includes 30,000 shares of Common Stock which may be acquired by Mr. Daniels pursuant to options exercisable on March 25, 1997.

   (9) Reflects shares beneficially owned as of December 31, 1996, according to a statement on Schedule 13G filed with the SEC. First Bank System, Inc.'s business address is 601 Second Avenue South, Minneapolis, MN 55402-4302.

   (10) Reflects shares beneficially owned as of December 31, 1996, according to a statement on Schedule 13G filed with the U.S. Securities and Exchange Commission (the "SEC"). Woodland Partners LLC's business address is 60 South Sixth Street, Suite 3750, Minneapolis, Minnesota 55402.

   (11) Reflects shares beneficially owned as of December 31, 1996, according to a statement on Schedule 13G filed with the SEC. William Blair & Company, L.L.C.'s business address is 222 West Adams Street, Chicago, IL 60606-5312.

   (12) Reflects shares beneficially owned as of January 27, 1994, according to a statement on Schedule 13D filed with the SEC. Mr. Pacer's address is 13 Sugar Creek Lane, Waukee, IA 50263. Mr. Pacer resigned as a director and President and Chief Executive Officer of the Company on August 28, 1995.

   (13) Includes 170,667 shares of Common Stock which may be acquired by directors or executive officers pursuant to options exercisable on March 25, 1997.


                 OTHER TRANSACTIONS AND CERTAIN RELATIONSHIPS

         Registration Rights.  Messrs. Mamolen, Meyer, Glastris,
   Daniels, and certain other parties and the Company have entered into a Registration Rights Agreement, pursuant to which each of Mr. Mamolen and Mr. Meyer has the right to require the Company to file two registration statements under the Securities Act of 1933, as amended (the "Securities Act") (on any available form), provided that the number of shares of Common Stock to be included in each such registration exceeds 250,000 shares. In addition, under the Registration Rights Agreement, Mr. Mamolen and Mr. Meyer have the right to require the Company to file a registration statement which the Company will be obligated to keep effective under the Securities Act for a period not to exceed 18 months. Each of Messrs. Mamolen and Meyer also has the right to require the Company to file two additional registration statements on Form S-3, provided that the number of shares of Common Stock to be included in each such registration would exceed 100,000 shares. Registration statements filed pursuant to the Registration Rights Agreement may cover sales in underwritten offerings or from time to time in open market transactions. Parties to the Registration Rights Agreement also have the right to require the Company to include their shares of Common Stock in any future registered offering by the Company, subject to certain conditions and limitations. In addition, the Registration Rights Agreement contains certain other customary provisions with respect to registration rights, including indemnification provisions and provisions requiring the Company to bear the costs and expenses of the registrations described above.

         Mr. Mergenthaler and certain other holders of options to purchase 100,000 shares of Common Stock granted in connection with the acquisition by the Company of the assets of Trailmaster Products, Inc. in 1994, have certain "piggy-back" rights to register the shares to be issued upon exercise of such options.


                    APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has recommended that the firm of Price Waterhouse LLP be appointed as independent accountants for the Company and its subsidiaries for the fiscal year ending December 31, 1997. Price Waterhouse LLP has served as the Company's independent accountants since the Company's organization in 1993 and as independent accountants for predecessors of the Company and its subsidiaries since the inception of the Predecessor Partnership. Subject to stockholder approval, the Board has appointed Price Waterhouse LLP as the Company's independent accountants for the 1997 fiscal year.

         Representatives of Price Waterhouse LLP are expected to be present at the annual meeting with an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

         The Board of Directors recommends a vote FOR the appointment of Price Waterhouse LLP as independent accountants for the Company.


                                OTHER BUSINESS

         The Board of Directors of the Company is not aware of any business or matter other than those indicated above which may properly be presented at the meeting. If any other matters come before the meeting or any adjournments thereof, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

         The expense of the Board's proxy solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview or by telephone. Banks, brokerage houses and other institutions will be requested to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies; and, if they in turn so request, the Company will reimburse such banks, brokerage houses and other institutions, nominees or fiduciaries for their expenses in forwarding such material. Directors, officers and regular employees of the Company may also solicit proxies without additional remuneration therefor. The Company's transfer agent, Harris Trust and Savings Bank, will aid in the solicitation of proxies and, in addition to its annual retainer of $12,000, will be reimbursed for out-of-pocket expenses.

         Stockholders are urged to read carefully the material in this Proxy Statement, specify their choice on each matter by marking the appropriate box on the enclosed Proxy and sign, date and return the Proxy in the envelope provided for that purpose. If the enclosed Proxy is properly executed and returned to the Company in time for the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions of the stockholder giving the Proxy.

   Unless contrary instructions are given, proxies will be voted for the election of the nominees for director set forth in this Proxy Statement and for the appointment of Price Waterhouse LLP as independent accountants for 1997. A stockholder giving a proxy may revoke it at any time prior to its exercise by written notice of revocation to the Secretary of the Company, by the execution of a proxy bearing a later date or by attending the meeting and voting in person. A stockholder who wishes to give a proxy to someone other than the proxies designated by the Board may strike out the names appearing on the enclosed form of proxy, insert the name of some other person, sign the form and transmit it to that person for use at the Annual Meeting.

         Proxies, ballots and voting tabulations identifying stockholders are kept private and will not be available to anyone except as actually necessary to meet legal requirements. Access to proxies and other individual stockholder voting records is limited to the inspectors of election appointed by the Company and certain of the Company's employees who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

   Filings under Section 16(a) of the Exchange Act

         Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)") requires the Company's directors, officers and beneficial owners of more than 10% of its common stock to file reports of holdings and transactions of the Company's Common Stock with the Securities and Exchange Commission. Based upon Company records and other information, the Company believes that with respect to the fiscal year ended December 31, 1996, each of the Company's directors, officers and beneficial owners of more than 10% of its Common Stock were in compliance with the filing requirements of Section 16(a), except that James T. Jurinak filed his Form 3, which reported ownership of the options disclosed herein, four months late and a Form 4 reporting one transaction one month late.

   Quorum and Requisite Vote

         The holders of a majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Annual Meeting for the meeting to be held. Pursuant to applicable Delaware law, only votes cast "for" a matter constitute affirmative votes. Votes "withheld" or abstaining from voting are counted for quorum purposes, but since they are not cast "for" a particular matter, they will have the same effect as negative votes or votes "against" a particular matter. Shares voted by a broker on a routine matter or matters (such as election of directors or approval of auditors) but as to which the broker indicates it lacks authority to vote on non-routine matters will be counted as present for purposes of determining the presence or absence of a quorum and as entitled to vote, and voted, with respect to the routine matter(s), but not entitled to vote, and not voted, with respect to the non-routine matter(s). Shares as to which a broker indicates it lacks authority to vote, or shares which the broker does not vote, will not be counted as present for purposes of determining the presence or absence of a quorum.

         The six nominees for director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy shall be elected. The appointment of Price Waterhouse LLP requires for approval the affirmative vote of a majority of the shares of Common Stock represented and voting at the meeting, in person or by proxy.

   Stockholder Proposals

         Proposals of stockholders intended to be presented at the 1998 Annual Meeting of stockholders must be received by the Company no later than December 31, 1997, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting.





                                  EXHIBIT A

                    EXECUTIVE OFFICERS OF DEFLECTA-SHIELD

         The following individuals are the current executive officers of the Company. The executive officers of the Company are elected annually by the Board to serve until the next annual election of officers and until their respective successors have been elected and have qualified unless removed by the Board.

         Russell E. Stubbings, age 57, has been President of the Company since September 6, 1995 and was appointed Chief Executive Officer of the Company on March 11, 1996. See the biography of Mr. Stubbings included in this Proxy Statement.

         Richard D. Minehart, Jr., age 54, has been Vice President of Operations and Chief Operating Officer of the Company since March 11, 1996. Prior thereto, he served as Vice President of Operations for Coleman Cable Systems, Inc., a manufacturer of insulated wire and cable products, from February 1991 to March 1996. Mr. Minehart served as President and Chief Executive Officer of Fulton Manufacturing Corporation, a wholly-owned subsidiary of Masco Corporation from January 1989 to February 1991.

         Ronald C. Fox, age 56, has been Vice President and Chief Financial Officer of the Company since October 28, 1996 and Secretary and Treasurer of the Company since April 18, 1997. Prior thereto, he served as Vice President and Chief Financial Officer of SSDS, Inc., a computer integration company from December 1994 to October 1996.
   Mr. Fox served as Vice President and Chief Financial Officer of Bestop, Inc., an automotive accessory company from August 1988 to December 1994.

         John A. Daniels, age 60, has been Vice President, Heavy Truck Operations of the Company since its inception in October 1993 and Vice President of DFM Corp. since June 1990.

         James T. Jurinak, age 47, has been Vice President, General Manager Light Truck Operations since December 13, 1996. Prior thereto, he served as Vice President, General Manager of Poly Hi Solidun, a division of Menasha Corporation engaged in the conversion, fabrication and sale of engineered polymers, from November 1994 to December 1996. Mr. Jurinak was Vice President, Operations for Tyton Corporation, a cable television manufacturer, from September 1993 to October 1994. From August 1991 to August 1993, Mr. Jurinak served as Senior Vice President, Operations of Cleveland Pneumatic, an aircraft landing gear manufacturing division of Pneumo Abex Corp.

   PROXY                                                             PROXY

                         DEFLECTA-SHIELD CORPORATION

           Proxy for Annual Meeting of Stockholders on May 22, 1997
                This Proxy is Solicited on Behalf of the Board

                 of Directors of Deflecta-Shield Corporation


   The undersigned hereby appoints Russell E. Stubbings and Ronald C. Fox, or either of them, with full power of substitution, the undersigned's true and lawful attorneys and proxies to vote the shares of Common Stock of Deflecta-Shield Corporation which the undersigned is entitled to vote at the 1997 Annual Meeting of Stockholders to be held at the Des Moines Marriott Hotel, 700 Grand Avenue, Des Moines, Iowa 50309, on Thursday May 22, 1997 at 10:00 a.m., and at all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, as indicated on this card for the proposals described in the Notice and Proxy Statement for such meeting and in their discretion on such other matters as may properly come before the meeting or any adjournments or postponements thereof.

    Unless otherwise instructed, this proxy will be voted FOR the nominees listed in Proposal 1 and FOR approval of Proposal 2.




                 (Continued and to be signed on other side.)





                         DEFLECTA-SHIELD CORPORATION
               PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER
                          USING DARK INK ONLY.  /X/


   1.    Election of Directors--

         Nominees:  William V. Glastris, Jr., Ronald C. Katz, Mark C.
                    Mamolen, Douglas T. Mergenthaler, Charles S. Meyer and Russell E. Stubbings.

         For        Withhold     For All
         All          All        Except those whose name(s) are written below.
         / /          / /         / /

   2. Proposal to Approve Appointment of Price Waterhouse LLP as Deflecta Shield Corporation's independent accountants

         For              Against           Abstain
         / /                / /               / /


                                                Dated: _____________, 1997


                           Signature: ____________________________________

                           Signature: ____________________________________

                           Capacity/Title: _______________________________
                           Please sign the exact name of the stockholder as it appears hereon. If acting as administrator, trustee or in other representative capacity, please sign name and title. If stock is held jointly, each joint owner should sign.